EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NCO GROUP, INC.

as of

FEBRUARY 28, 2008

* * * * *

NCO Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation (the “Board”), by unanimous written consent of its members, filed with the minutes of the Board, adopted the resolutions set forth below proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) and directing that the Amendment be submitted to the holders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon for their consideration and approval:

RESOLVED, that the Board deems it advisable and in the best interests of the Company and its stockholders that Article IV of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) be amended in its entirety to read as follows:

“Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is Eleven Million Eight-Hundred Thousand (11,800,000) shares, divided into three (3) classes consisting of Six Million Five-Hundred Thousand (6,500,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); Eight Hundred Thousand (800,000) shares of Class L Common Stock, par value $.01 per share (“Class L Common Stock”), and Four Million Five hundred Thousand (4,500,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”). Class L Common Stock and Class A Common Stock are hereinafter sometimes referred to as “Common Stock.”

FURTHER RESOLVED, that the proposed amendment to the Charter be submitted to the stockholders for their approval;

FURTHER RESOLVED, that the amendment to the Charter shall be effective, subject to approval by the stockholders, upon the filing of a certificate of amendment with the Secretary of State of Delaware;

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned as of the date first mentioned above.

NCO GROUP, INC.

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President & CFO